Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY QUARTERLY AND

ANNUAL FINANCIAL RESULTS

EL DORADO, Arkansas, January 29, 2014 – Murphy Oil Corporation (NYSE: MUR) announced today highlights for the fourth quarter and year of 2013 as follow:

•	Continued Company transition to pure play E&P enterprise by spin-off of Murphy USA Inc. in 3rd quarter and continued progress toward sale of the U.K. downstream business.

•	Organic proved reserves replacement in excess of 240% in 2013, and more than 100% replacement for the eighth consecutive year.

•	Second highest annual Net Income and Income from Continuing Operations in Company history.

•	Achieved Company record annual production of 205,700 barrels of oil equivalent per day, with oil production growth in 4th quarter 2013 compared to the prior year of more than 6,700 barrels per day.

•	Made three natural gas discoveries in Brunei Block CA-2 and bought four new oil fields on production in Malaysia during 2013.

•	Repurchased an additional $250 million of Company shares in 4th quarter, thereby, totaling $500 million for full year.

Murphy Oil Corporation is now presenting U.K. downstream operating results as discontinued operations. The Company’s income from continuing operations in the fourth quarter of 2013 was $180.5 million ($0.96 per diluted share) compared to income of $123.9 million ($0.64 per diluted share) in the fourth quarter of 2012. Income from continuing operations in the fourth quarter of 2013 was above the 2012 quarter due to higher recognized U.S. income tax benefits associated with investments in two foreign countries the Company is exiting, an impairment charge in the prior year’s quarter that did not repeat in 2013, and higher oil sales volumes. These favorable variances were partially offset in the current quarter by lower oil sales prices and higher expenses for abandonment operations at the Azurite field in Republic of the Congo, interest on borrowed funds and administration. Net income included a loss from discontinued operations of $105.1 million ($0.56 per diluted share) in the 2013 fourth quarter, compared to income from discontinued operations of $34.8 million ($0.18 per diluted share) in the 2012 quarter. The just completed quarter included a $73.0 million charge to writedown the carrying value of U.K. refining and marketing operations. Additionally, normal operating results for this U.K. operation were significantly weaker in 2013 than 2012.

Net income for the full year 2013 amounted to $1.12 billion ($5.94 per diluted share) compared to net income of $970.9 million ($4.99 per diluted share) a year ago. Income from continuing operations for the years of 2013 and 2012 totaled $888.1 million ($4.69 per diluted share) and $806.5 million ($4.14 per diluted share), respectively. Income from discontinued operations was $235.4 million ($1.25 per diluted share) in 2013 and $164.4 million ($0.85 per diluted share) in 2012.

Net Income

	Three Months Ended December 31,		Years Ended December 31,
(Millions of Dollars)	2013	2012	2013	2012
Exploration and Production(1)	$242.5	145.0	1,028.8	905.0
Corporate(2)	(62.0)	(21.1)	(140.7)	(98.5)

Income from continuing operations	180.5	123.9	888.1	806.5
Income (loss) from discontinued operations(3)	(105.1)	34.8	235.4	164.4

Net income	$75.4	158.7	1,123.5	970.9

Income per Common share – Diluted:
Income from continuing operations	$0.96	0.64	4.69	4.14
Net income	0.40	0.82	5.94	4.99

Includes after-tax income (expense) items affecting comparability as follows:
(1)Tax benefits with respect to foreign oil and gas investments	133.5	108.3	133.5	108.3
Azurite abandonment and exit costs	(82.5)	—	(82.5)	—
Asset impairments	—	(200.0)	(16.0)	(200.0)
Syncrude royalty adjustment	(7.7)	—	(7.7)	—

(2)Foreign currency exchange gains	12.2	3.5	70.3	—
MUSA spin-off expenses	(0.8)	(0.4)	(14.6)	(2.0)

(3)Asset writedowns/impairments	(73.0)	(39.6)	(73.0)	(39.6)

Fourth Quarter 2013 vs. Fourth Quarter 2012

Exploration and Production (E&P)

E&P Metrics

	Three Months Ended December 31		Years Ended December 31
	2013	2012	2013	2012
Oil Production Volume – Bbls. per day	139,660	132,918	135,078	112,591
Natural Gas Sales Volume – MCF per day	399,570	473,487	423,846	490,124
Total BOE Production Volume – BOE per day	206,255	211,833	205,719	194,278
Average Realized Oil Sales Price – Per Bbl.	$90.77	92.82	93.60	95.58
Average Realized North American
Natural Gas Sales Price – Per MCF	$3.36	3.34	3.26	2.65
Average Realized Sarawak
Natural Gas Sales Price – Per MCF	$6.24	6.78	6.66	7.50

Income for the Company’s E&P continuing operations was $242.5 million in the fourth quarter of 2013 compared to income of $145.0 million in the same quarter of 2012. The improvement in earnings in the fourth quarter 2013 compared to the same period in 2012 was primarily attributable to lower costs in Republic of the Congo in 2013 and higher income tax benefits recognized in the current year associated with investments in foreign locations that the Company is exiting. The current quarter included $82.5 million of abandonment and other exit costs related to the Azurite field in Republic of the Congo. Azurite ceased production earlier than expected in October 2013, and the costs associated with shutting down operations have been reported as production expenses in Congo. The Congo abandonment charge increased the Company’s worldwide production expense by $4.30 per barrel equivalent sold during the fourth quarter of 2013. The prior year quarter included an impairment charge of $200.0 million at the Azurite field. Extraction costs in the U.S. and Malaysia were higher in the current year, with the former due to higher oil volumes produced in the Eagle Ford Shale area of South Texas, while the latter was due primarily to a well workover at the Kikeh field and higher depreciation unit rates associated with ongoing capital development activities. Income tax benefits recognized on investments in foreign upstream operations were $133.5 million, $25.2 million higher than the prior year, primarily due to larger tax benefits in Republic of the Congo.

Exploration expenses totaled $157.1 million in the fourth quarter 2013, up from $137.2 million in the 2012 quarter. The increase was primarily attributable to higher dry hole costs of $10.1 million, mostly associated with unsuccessful exploratory drilling in the 2013 quarter at prospects known as Madagascar in the Gulf of Mexico and Dufresne in Australia. Dry hole costs in the 2013 quarter also included write-off of two wells at the Endau discovery offshore Sarawak, Malaysia due to the Company deciding not to move forward with development activities. Additionally, the 2013 quarter included higher seismic acquisition costs totaling $14.8 million, with the increase mostly in Africa and Asia, with somewhat offsetting savings attributable to lower undeveloped lease amortization in the U.S., Canada and Asia.

Worldwide production totaled 206,255 barrels of oil equivalent per day in the 2013 fourth quarter, a 3% decline from the 211,833 barrels of oil equivalent per day produced in the 2012 quarter. Crude oil, condensate and gas liquids production was 139,660 barrels per day in the 2013 quarter compared to 132,918 barrels per day in 2012. Oil production increased 5% in the current quarter primarily due to higher volumes produced in the Eagle Ford Shale area where significant drilling operations are ongoing. Heavy oil production in Western Canada increased in the 2013 quarter due to volumes attributable to properties acquired in late 2012. Natural gas sales volumes averaged 399 million cubic feet per day in the 2013 quarter, down 16% from the 473 million cubic feet per day sold in the prior year’s quarter. The 2013 reduction was primarily attributable to lower gas volumes produced at both the Tupper area in Western Canada and at the Kikeh field offshore Sabah, Malaysia. Tupper gas volumes were lower following a voluntary curtailment of drilling activities caused by low sales prices, while at Kikeh customer demand fell as a third-party onshore gas receiving facility was off-line for maintenance during much of the quarter.

The average sales price for the Company’s crude oil, condensate and gas liquids was $90.77 per barrel for continuing operations in the 2013 fourth quarter, down from $92.82 per barrel in the 2012 quarter. Natural gas sales prices in North America averaged $3.36 per thousand cubic feet (MCF) in the 2013 quarter, up slightly from $3.34 per MCF in the 2012 quarter. Natural gas sold from fields offshore Sarawak, Malaysia, averaged $6.24 per MCF in the 2013 quarter compared to $6.78 per MCF a year ago. The decline in Sarawak gas price in 2013 was primarily related to contractually required revenue sharing for a higher percentage of gas sold.

Corporate

Corporate activities incurred after-tax costs of $62.0 million in the fourth quarter of 2013, compared to net costs of $21.1 million in the 2012 quarter. The 2013 cost increase was primarily related to higher interest and administrative expenses and lower income tax benefits in the current period, but these were partially offset by more favorable impacts from foreign currency exchange. The Company’s net interest expense in the 2013 quarter rose in association with higher average borrowing levels. Administrative expenses were higher in the 2013 quarter compared to a year earlier primarily due to additional costs for employee compensation. The 2013 quarter had lower benefits associated with prior year taxes compared to 2012. The 2013 quarter included an after-tax benefit of $12.2 million from foreign currencies, compared to an after-tax benefit of $3.5 million in the 2012 quarter.

Discontinued Operations

The loss from discontinued operations was $105.1 million ($0.56 per diluted share) in the fourth quarter 2013, compared to income of $34.8 million ($0.18 per diluted share) in the 2012 fourth quarter. U.K. downstream operating results are now classified as discontinued operations for all periods presented. The 2013 quarterly loss was primarily generated by a $73.0 million charge to reduce the recorded value of the U.K. downstream business, plus the effect of weak unit margins in the 2013 quarter that led to a reduction in operating results by $40.0 million compared to the prior year for this business. The quarterly profit a year ago was principally generated by the U.S. retail marketing business, which was distributed by the Company to its shareholders on August 30, 2013.

Year 2013 vs. Year 2012

Exploration and Production (E&P)

The Company’s E&P continuing operations earned $1,028.8 million for the full year 2013 compared to a profit of $905.0 million in 2012. The improvement in 2013 earnings versus 2012 was primarily attributable to higher oil production and lower impairment expense in the current year, plus larger income tax benefits associated with investments in foreign upstream operations where the Company is exiting. Unfavorable effects in 2013 included lower average realized oil prices and higher exploration and extraction expenses, with the latter caused by increased production levels, costs associated with early field abandonment at Azurite in Republic of the Congo, and higher overall per-unit depreciation rates associated with oil development activities.

Total exploration expense was $502.2 million in 2013, up from $380.9 million in 2012. Exploration costs were higher in the current year due to increased expense of $81.0 million from unsuccessful drilling in 2013, plus higher geophysical expense of $85.3 million, primarily in Australia, Asia, Africa and the United States in the current year, partially offset by lower undeveloped lease amortization expense in the U.S., Canada and Asia.

Total worldwide production in 2013 was a Company record at 205,719 barrels of oil equivalent per day, an increase of 6% from 2012. Total crude oil, condensate and gas liquids production averaged 135,078 barrels per day in 2013, an increase of 20% compared to the 2012 level of 112,591 barrels per day. The increase in current year oil volumes was mostly attributable to higher production in the Eagle Ford Shale area. Production also increased in 2013 in several other areas, including: the Seal area of Western Canada due to properties acquired in the fourth quarter of 2012; the Terra Nova field where the prior year had more downtime for maintenance; and in Malaysia where four new oil fields offshore Sarawak were brought on production during the second half of 2013 and, following a late 2012 start-up, higher volumes were produced through the early production system at the Kakap field. Oil production declined in 2013 at U.K. oil fields sold during the year and at the Azurite field. Natural gas sales volumes decreased from 490 million cubic feet per day in 2012 to 424 million cubic feet per day in 2013. The 14% decline in natural gas volumes in the current year was primarily attributable to lower production in the Tupper area of Western Canada and for associated gas at the Kikeh field in Malaysia.

The average sales price for crude oil and other liquids for continuing operations was $93.60 per barrel in 2013 compared to $95.58 per barrel in 2012. North American natural gas was sold at an average price of $3.26 per MCF in 2013, well above the 2012 average of $2.65 per MCF. Natural gas volumes produced offshore Sarawak were sold for $6.66 per MCF in 2013, down from $7.50 per MCF in the prior year.

Corporate

Corporate after-tax costs were $140.7 million in the year of 2013 compared to costs of $98.5 million in 2012. The unfavorable variance in 2013 compared to the prior year was mostly associated with higher interest and administrative expenses. Interest costs increased in the current year primarily due to higher average borrowing levels, while administrative costs rose due to both professional services related to the separation of Murphy USA Inc. and higher compensation costs. The after-tax effects from transactions denominated in foreign currencies provided income of $70.3 million in 2013, while 2012 had a minimal impact from foreign exchange.

Discontinued Operations

Income from discontinued operations was $235.4 million ($1.25 per diluted share) in 2013 compared to $164.4 million ($0.85 per diluted share) in 2012. The 2013 results were higher primarily due to a $216.1 million after-tax gain on sale of the U.K. oil and gas properties, but this was partially offset by weaker U.K. downstream operating margins and a $73.0 million charge to reduce the carrying value of these U.K. downstream assets. Murphy Oil spun-off its U.S. retail marketing operations to shareholders on August 30, 2013, sold all of its U.K. oil and gas properties in the first half of 2013, and held for sale its U.K. refining and marketing business. The results of all these operations are reported as discontinued operations in each year.

Roger W. Jenkins, President and Chief Executive Officer, commented, “We have just completed a pivotal year for our Company. We distributed to our shareholders all the stock of our former U.S. downstream subsidiary, Murphy USA Inc., which created a significant value enhancement for our shareholders. We also repurchased $500 million of Company stock, removing almost eight million shares from the market. Additionally, we continue to progress the disposition of the U.K. downstream business, which is expected in 2014; this will complete the transition of Murphy Oil to an independent exploration and production company. In 2013, we continued to grow production led by our onshore Eagle Ford Shale operation, where total production averaged 39,000 net barrels of oil equivalent per day for the year. For the eighth consecutive year we replaced more reserves than we produced on a company-wide basis, with an exceptional rate of replacement greater than 240% in 2013.

“We anticipate total worldwide production volumes of 205,000 barrels of oil equivalent per day in the first quarter of 2014. Sales volumes of oil and natural gas are projected to average only 196,000 barrels of oil equivalent per day during the quarter. Total exploration expense in the first quarter of 2014 is expected to be in a range of $60 million to $150 million. Results could vary based on the risk factors described below.”

The public is invited to access the Company’s conference call to discuss fourth quarter 2013 results on Thursday, January 30 at 12:00 p.m. CST either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://ir.murphyoilcorp.com or via the telephone by dialing 1-866-454-4203. The telephone reservation number for the call is 2007786. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through February 3 by calling 1-888-203-1112 and referencing reservation number 2007786. Audio downloads will also be available on the Murphy Web site through March 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the fourth quarter and year of 2013 with comparisons to 2012 are contained in the attached tables. Additionally, a schedule indicating the impacts of items affecting comparability of earnings between years is included with these tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, including Murphy’s plans to divest its U.K. downstream operations, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a deterioration in the business or prospects of Murphy or its U.K. refining and marketing business, adverse developments in Murphy or its U.K. refining and marketing business’ markets, adverse developments in the U.S. or global capital markets, credit markets or economies in general, or a failure to execute a sale of the U.K. downstream operations on acceptable terms or in the timeframe contemplated. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2012 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012*
	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States	$438.7	67.4	366.4	84.9
Canada	250.7	38.5	279.6	61.8
Malaysia	627.8	183.9	650.6	231.3
Republic of the Congo	14.0	28.3	—	(232.7)
Other	.7	(75.6)	—	(.3)

	1,331.9	242.5	1,296.6	145.0

Corporate	15.8	(62.0)	6.1	(21.1)

Revenue/income from continuing operations	1,347.7	180.5	1,302.7	123.9
Discontinued operations, net of tax	—	(105.1)	—	34.8

Total revenues/net income	$1,347.7	75.4	1,302.7	158.7

	Twelve Months Ended December 31, 2013		Twelve Months Ended December 31, 2012*
	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States	$1,803.8	435.4	1,038.0	168.0
Canada	1,144.7	180.8	1,084.3	208.1
Malaysia	2,280.5	786.4	2,428.1	894.2
Republic of the Congo	83.5	(9.0)	57.6	(241.1)
Other	.1	(364.8)	.1	(124.2)

	5,312.6	1,028.8	4,608.1	905.0

Corporate	77.5	(140.7)	11.5	(98.5)

Revenue/income from continuing operations	5,390.1	888.1	4,619.6	806.5
Discontinued operations, net of tax	—	235.4	—	164.4

Total revenues/net income	$5,390.1	1,123.5	4,619.6	970.9

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012

	United	Canada			Republic of the
(Millions of dollars)	States	Conventional	Synthetic	Malaysia	Congo	Other	Total
Three Months Ended December 31, 2013
Oil and gas sales and other revenues	$438.7	142.3	108.4	627.8	14.0	.7	1,331.9
Production expenses	96.0	46.4	55.5	135.5	101.5	—	434.9
Depreciation, depletion and amortization	152.0	70.7	14.9	173.5	.1	.8	412.0
Accretion of asset retirement obligations	3.5	1.5	2.5	4.4	.7	—	12.6
Exploration expenses
Dry holes	45.5	.1	—	19.5	—	37.3	102.4
Geological and geophysical	5.8	.2	—	3.1	—	19.9	29.0
Other	.8	.2	—	—	—	11.1	12.1

	52.1	.5	—	22.6	—	68.3	143.5
Undeveloped lease amortization	7.1	5.2	—	—	—	1.3	13.6

Total exploration expenses	59.2	5.7	—	22.6	—	69.6	157.1

Selling and general expenses	23.3	8.3	.2	1.5	—	16.7	50.0

Results of operations before taxes	104.7	9.7	35.3	290.3	(88.3)	(86.4)	265.3
Income tax provisions (benefits)	37.3	(2.3)	8.8	106.4	(116.6)	(10.8)	22.8

Results of operations (excluding corporate overhead and interest)	$67.4	12.0	26.5	183.9	28.3	(75.6)	242.5

Three Months Ended December 31, 2012
Oil and gas sales and other revenues	$366.4	151.1	128.5	650.6	—	—	1,296.6
Production expenses	74.7	38.6	57.0	116.0	24.3	—	310.6
Depreciation, depletion and amortization	119.4	70.6	14.9	163.4	.1	.6	369.0
Accretion of asset retirement obligations	2.8	1.2	2.2	3.6	.3	—	10.1
Impairment of properties	—	—	—	—	200.0	—	200.0
Exploration expenses
Dry holes	.1	7.2	—	(.1)	76.2	8.9	92.3
Geological and geophysical	6.5	.1	—	.5	—	7.1	14.2
Other	1.5	.5	—	—	—	6.1	8.1

	8.1	7.8	—	.4	76.2	22.1	114.6
Undeveloped lease amortization	11.3	7.5	—	—	—	3.8	22.6

Total exploration expenses	19.4	15.3	—	.4	76.2	25.9	137.2

Selling and general expenses (credits)	15.6	6.5	.2	(1.7)	.1	13.9	34.6

Results of operations before taxes	134.5	18.9	54.2	368.9	(301.0)	(40.4)	235.1
Income tax provisions (benefits)	49.6	1.9	9.4	137.6	(68.3)	(40.1)	90.1

Results of operations (excluding corporate overhead and interest)	$84.9	17.0	44.8	231.3	(232.7)	(.3)	145.0

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

	United	Canada			Republic of the
(Millions of dollars)	States	Conventional	Synthetic	Malaysia	Congo	Other	Total
Twelve Months Ended December 31, 2013
Oil and gas sales and other revenues	$1,803.8	703.4	441.3	2,280.5	83.5	.1	5,312.6
Production expenses	351.1	185.5	228.2	384.4	191.0	—	1,340.2
Depreciation, depletion and amortization	576.3	319.2	55.4	588.2	.2	4.3	1,543.6
Accretion of asset retirement obligations	13.5	5.9	10.3	15.0	4.3	—	49.0
Impairment of properties	—	21.6	—	—	—	—	21.6
Exploration expenses
Dry holes	46.1	32.1	—	20.7	5.6	158.4	262.9
Geological and geophysical	22.2	(.3)	—	4.6	.1	90.9	117.5
Other	6.9	1.0	—	—	.1	46.9	54.9

	75.2	32.8	—	25.3	5.8	296.2	435.3
Undeveloped lease amortization	30.3	21.0	—	—	—	15.6	66.9

Total exploration expenses	105.5	53.8	—	25.3	5.8	311.8	502.2

Selling and general expenses	80.4	25.3	.9	3.5	1.1	59.7	170.9

Results of operations before taxes	677.0	92.1	146.5	1,264.1	(118.9)	(375.7)	1,685.1
Income tax provisions (benefits)	241.6	19.9	37.9	477.7	(109.9)	(10.9)	656.3

Results of operations (excluding corporate overhead and interest)	$435.4	72.2	108.6	786.4	(9.0)	(364.8)	1,028.8

Twelve Months Ended December 31, 2012
Oil and gas sales and other revenues	$1,038.0	620.6	463.7	2,428.1	57.6	.1	4,608.1
Production expenses	252.4	167.2	224.1	422.7	48.4	—	1,114.8
Depreciation, depletion and amortization	330.2	290.5	55.3	532.1	33.9	2.4	1,244.4
Accretion of asset retirement obligations	11.4	5.1	8.5	12.5	.9	—	38.4
Impairment of properties	—	—	—	—	200.0	—	200.0
Exploration expenses
Dry holes	32.3	8.0	—	26.1	76.2	39.3	181.9
Geological and geophysical	11.4	1.3	—	1.1	.4	18.0	32.2
Other	8.2	1.2	—	—	.2	27.4	37.0

	51.9	10.5	—	27.2	76.8	84.7	251.1
Undeveloped lease amortization	71.6	29.3	—	—	—	28.9	129.8

Total exploration expenses	123.5	39.8	—	27.2	76.8	113.6	380.9

Selling and general expenses (credits)	52.7	19.7	.9	(5.3)	3.2	48.4	119.6

Results of operations before taxes	267.8	98.3	174.9	1,438.9	(305.6)	(164.3)	1,510.0
Income tax provisions (benefits)	99.8	25.1	40.0	544.7	(64.5)	(40.1)	605.0

Results of operations (excluding corporate overhead and interest)	$168.0	73.2	134.9	894.2	(241.1)	(124.2)	905.0

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except twelve months in 2012)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012[1]	2013	2012[1]
Revenues	$1,347,669	1,302,671	5,390,089	4,619,602

Costs and expenses
Operating expenses	434,831	310,509	1,340,143	1,114,748
Exploration expenses	157,105	137,210	502,215	380,924
Selling and general expenses	111,463	67,086	379,167	249,532
Impairment of properties	—	200,000	21,587	200,000
Depreciation, depletion and amortization	414,201	371,342	1,553,394	1,253,095
Accretion of asset retirement obligations	12,600	10,045	48,996	38,361
Interest expense	34,267	17,827	124,423	54,105
Interest capitalized	(11,646)	(11,813)	(52,523)	(39,173)

	1,152,821	1,102,206	3,917,402	3,251,592

Income from continuing operations before income taxes	194,848	200,465	1,472,687	1,368,010
Income tax expense	14,361	76,530	584,550	561,516

Income from continuing operations	180,487	123,935	888,137	806,494
Income (loss) from discontinued operations, net of income taxes	(105,066)	34,752	235,336	164,382

Net income	$75,421	158,687	1,123,473	970,876

Income (loss) per Common share - Basic
Continuing operations	$0.98	0.64	4.73	4.16
Discontinued operations	(0.57)	0.18	1.25	0.85

Net income	$0.41	0.82	5.98	5.01

Income (loss) per Common share - Diluted
Continuing operations	$0.96	0.64	4.69	4.14
Discontinued operations	(0.56)	0.18	1.25	0.85

Net income	$0.40	0.82	5.94	4.99

Cash dividends per Common share[2]	$0.3125	2.8125	1.25	3.675
Average Common shares outstanding (thousands)
Basic	185,204	193,452	187,921	193,902
Diluted	186,620	194,403	189,271	194,669

[1]	Reclassified to conform to current presentation.
[2]	Amounts in 2012 include special dividend of $2.50 per share.

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, except twelve months in 2012)

(Thousands of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012[1]	2013	2012[1]
Operating Activities
Net income	$75,421	158,687	1,123,473	970,876
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations	105,066	(34,752)	(235,336)	(164,382)
Depreciation, depletion and amortization	414,201	371,342	1,553,394	1,253,095
Impairment of properties	—	200,000	21,587	200,000
Amortization of deferred major repair costs	2,077	1,921	8,464	7,065
Expenditures for asset retirements	(27,239)	(17,485)	(51,647)	(40,434)
Dry hole costs	102,336	92,279	262,876	181,924
Amortization of undeveloped leases	13,604	22,599	66,891	129,750
Accretion of asset retirement obligations	12,600	10,045	48,996	38,361
Deferred and noncurrent income tax charges	16,706	172,697	158,108	342,718
Pretax (gains) losses from dispositions of assets	(175)	10	87	(66)
Net increase in operating working capital other than cash and cash equivalents	308,588	4,341	266,329	(168,180)
Other - net	(30,443)	33,527	(12,527)	160,653

Net cash provided by continuing operations	992,742	1,015,211	3,210,695	2,911,380
Net cash provided (required) by discontinued operations	(32,771)	(60,157)	427,792	144,901

Cash provided by operating activities	959,971	955,054	3,638,487	3,056,281

Investing Activities
Property additions and dry holes[2]	(894,837)	(1,400,552)	(3,590,344)	(3,541,724)
Proceeds from sale of assets	279	—	1,650	99
Purchases of investment securities[3]	(252,882)	(258,562)	(923,497)	(1,619,308)
Proceeds from maturity of investment securities[3]	167,833	634,563	664,258	2,035,798
Expenditures for major repairs	(270)	(380)	(7,757)	(10,832)
Investing activities of discontinued operations:
Sales proceeds	—	—	282,205	—
Other	(7,376)	(64,485)	(165,742)	(192,540)
Other - net	1,944	2,177	8,048	11,085

Net cash required by investing activities	(985,309)	(1,087,239)	(3,731,179)	(3,317,422)

Financing Activities
Increase (decrease) in notes payable[2]	350,000	1,060,568	350,000	1,645,467
Purchase of treasury stock	(250,000)	(250,000)	(500,000)	(250,000)
Proceeds from exercise of stock options and employee stock purchase plans	631	1,186	3,409	12,324
Excess tax benefits related to exercise of stock options	561	690	844	2,647
Withholding tax on stock-based incentive awards	(4,014)	181	(16,727)	(3,341)
Issue cost of long-term debt	—	(2,674)	(3,317)	(6,959)
Cash dividends paid	(57,303)	(546,909)	(235,108)	(714,429)
Cash included in current assets held for sale	(301,302)	—	(301,302)	—
Separation of U.S. retail marketing business:
Cash distributed to Murphy Oil by Murphy USA	—	—	650,000	—
Cash held and retained by Murphy USA upon separation	—	—	(55,506)	—

Net cash provided (required) by financing activities	(261,427)	263,042	(107,707)	685,709

Effect of exchange rate changes on cash and cash equivalents	2,983	(235)	3,238	8,875

Net increase (decrease) in cash and cash equivalents	(283,782)	130,622	(197,161)	433,443
Cash and cash equivalents at beginning of period	1,033,937	816,694	947,316	513,873

Cash and cash equivalents at end of period	$750,155	947,316	750,155	947,316

[1]	Reclassified to conform to current presentation.
[2]	Excludes non-cash asset and long-term obligation of $357,991 in 2013 associated with lease commencement for production equipment at the Kakap field offshore Malaysia.
[3]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2012)

(Millions of dollars)

	Dec. 31,	Dec. 31,
	2013	2012
Total current assets	$3,467.5	4,108.6
Total current liabilities	3,151.8	3,409.1
Total assets	17,491.5	17,522.6
Long-term debt	2,936.6	2,245.2
Stockholders’ equity	8,532.0	8,942.0

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Capital expenditures - continuing operations
Exploration and production
United States	$480.3	521.0	1,861.1	1,653.4
Canada	51.7	417.8	367.3	897.7
Malaysia	397.5	411.5	1,348.8	1,453.9
Other	81.3	69.3	366.8	165.6

	1,010.8	1,419.6	3,944.0	4,170.6

Corporate	2.4	2.6	22.0	8.0

Total capital expenditures - continuing operations	1,013.2	1,422.2	3,966.0	4,178.6

Charged to exploration expenses*
United States	52.1	8.1	75.2	51.9
Canada	.5	7.8	32.8	10.5
Malaysia	22.6	0.4	25.3	27.2
Other	68.3	98.3	302.0	161.5

Total charged to exploration expenses	143.5	114.6	435.3	251.1

Total capitalized - continuing operations	$869.7	1,307.6	3,530.7	3,927.5

*Excludes amortization of undeveloped leases of	$13.6	22.6	66.9	129.8

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net crude oil, condensate and gas liquids produced – barrels per day	139,660	132,918	135,078	112,591
Continuing operations	139,660	129,323	134,430	109,133
United States	51,337	38,009	48,387	26,090
Canada – light	44	227	118	245
– heavy	9,018	7,518	9,128	7,241
– offshore	7,004	6,632	9,099	6,986
– synthetic	15,043	15,417	12,886	13,830
Malaysia	56,841	60,073	53,766	52,663
Republic of the Congo	373	1,447	1,046	2,078
Discontinued operations – United Kingdom	—	3,595	648	3,458
Net crude oil, condensate and gas liquids sold – barrels per day	141,864	135,371	136,095	113,624
Continuing operations	141,864	131,070	135,474	110,252
United States	51,337	38,009	48,387	26,090
Canada – light	44	227	118	245
– heavy	9,018	7,518	9,128	7,241
– offshore	5,868	6,124	8,586	7,092
– synthetic	15,043	15,417	12,886	13,830
Malaysia	58,943	63,775	54,276	54,286
Republic of the Congo	1,611	—	2,093	1,468
Discontinued operations – United Kingdom	—	4,301	621	3,372
Net natural gas sold – thousands of cubic feet per day	399,570	473,487	423,846	490,124
Continuing operations	399,570	469,516	423,031	486,753
United States	50,697	59,964	53,212	52,962
Canada	162,452	186,972	175,449	217,046
Malaysia – Sarawak	167,327	170,921	164,671	174,283
– Kikeh	19,094	51,659	29,699	42,462
Discontinued operations – United Kingdom	—	3,971	815	3,371
Total net hydrocarbons produced – equivalent barrels per day[1]	206,255	211,833	205,719	194,278
Total net hydrocarbons sold – equivalent barrels per day[1]	208,459	214,286	206,736	195,311
Weighted average sales prices
Crude oil, condensate and natural gas liquids – dollars per barrel[2]
United States	$89.75	100.63	97.69	102.60
Canada[3] – light	86.57	78.50	85.61	81.22
– heavy	43.49	42.93	46.80	46.45
– offshore	109.51	110.37	108.64	112.08
– synthetic	86.15	91.10	96.09	91.85
Malaysia[4]	98.09	92.83	94.27	97.29
Republic of the Congo[4]	95.03	—	109.43	107.26
United Kingdom – Discontinued operations	—	110.86	108.67	111.21
Natural gas – dollars per thousand cubic feet
United States[2]	$3.75	3.50	3.83	2.76
Canada[3]	3.24	3.29	3.09	2.62
Malaysia – Sarawak[4]	6.24	6.78	6.66	7.50
– Kikeh	0.24	0.24	0.24	0.24
Discontinued operations – United Kingdom[3]	—	11.60	12.32	10.30

[1]	Natural gas converted on an energy equivalent basis of 6:1
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the respective production sharing contracts.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Refining and Marketing – Discontinued Operations
United Kingdom refining and marketing – operating unit margins per barrel	$(1.94)	2.21	(0.75)	1.94
Petroleum products sold in U.K. – barrels per day	136,323	141,252	132,474	137,049
Gasoline	53,330	55,608	49,389	47,087
Kerosine	15,976	18,286	16,498	17,273
Diesel and home heating oils	54,203	51,561	49,378	48,595
Residuals	9,863	11,621	12,863	13,744
LPG and other	2,951	4,176	4,346	10,350
U.K. refinery inputs – barrels per day	126,132	133,599	126,260	132,613
Milford Haven, Wales – crude oil	122,075	130,311	122,930	129,334
– other feedstocks	4,057	3,288	3,330	3,279
U.K. refinery yields – barrels per day	126,132	133,599	126,260	132,613
Gasoline	52,132	56,181	47,025	46,100
Kerosine	17,700	17,447	17,056	16,941
Diesel and home heating oils	48,250	47,827	46,327	46,004
Residuals	10,472	13,195	12,508	13,922
LPG and other	(5,486)	(4,668)	244	5,976
Fuel and loss	3,064	3,617	3,100	3,670

Beginning in the fourth quarter 2013, U.K. refining and marketing operations have been presented as discontinued operations for all periods. Prior period financial information for this operation has been recast as discontinued operations.

MURPHY OIL CORPORATION

CERTAIN ITEMS AFFECTING COMPARABILITY

(Unaudited)

	Fourth Quarter		Years
(Millions of dollars except per share amounts)	2013	2012	2013	2012
Net Income	75.4	158.7	1,123.5	970.9
Discontinued Operations income (loss)	(105.1)	34.8	235.4	164.4

Income from Continuing Operations	180.5	123.9	888.1	806.5
Impairment of long-lived assets	0.0	200.0	16.0	200.0
Abandonment and other exit costs at Azurite field	82.5	0.0	82.5	0.0
Tax benefits on investments in foreign areas	(133.5)	(108.3)	(133.5)	(108.3)
Foreign exchange gains	(12.2)	(3.5)	(70.3)	0.0
Synthetic crude oil royalty adjustment	7.7	0.0	7.7	0.0
Expenses associated with spin-off of MUSA	0.8	0.4	14.6	2.0

Adjusted Earnings from Continuing Operations	125.8	212.5	805.1	900.2

Per Diluted Share:
Net Income	0.40	0.82	5.94	4.99
Income from Continuing Operations	0.96	0.64	4.69	4.14
Adjusted Earnings from Continuing Operations	0.67	1.09	4.25	4.62

Fourth Quarter 2013 vs Fourth Quarter 2012

Adjusted Earnings from Continuing Operations in the 2013 quarter were below 2012 due to lower oil sales prices and higher expenses for well workovers, debt financing and administration.

Year 2013 vs Year 2012

Adjusted Earnings from Continuing Operations for the full year 2013 are less than in 2012 due to higher exploration expenses, lower oil sales prices and higher expenses for compensation. These unfavorable effects were partially offset by higher oil sales volumes.

Non-GAAP Warning

Presented above is a reconciliation of Net Income to Adjusted Earnings from Continuing Operations. Adjusted Earnings excludes certain items that management believes affect the comparability of earnings between periods. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and relative to its industry competitors. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results. Adjusted Earnings from Continuing Operations is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.